Exhibit 99.1

enabling tomorrow’s technologies™

355 South Technology Drive, Central Islip, New York 11722 | T 631.981.7081 | F 631.981.7095 | info@cvdequipment.com

CVD Reports Second Quarter 2022 Results

CENTRAL ISLIP, N.Y., (Business Wire) – August 15, 2022 - CVD Equipment Corporation (NASDAQ: CVV), a leading provider of chemical vapor deposition systems and materials, today announced its financial results for the second quarter of 2022.

CVD’s revenue for the second quarter of 2022 was $5.8 million as compared to $4.0 million for the second quarter of 2021, an increase of $1.8 million or 44.0%. Net loss for the second quarter of 2022 was $.8 million, or $.12 per diluted share, as compared to a net income of $1.5 million (which includes a $2.4 million gain on debt extinguishment from the forgiveness of CVD’s PPP loan), or $.22 per diluted share for the second quarter of 2021.

CVD’s operating loss for the second quarter of 2022 decreased by $.2 million, to $.9 million for the second quarter of 2022, as compared to an operating loss of $1.1 million for the second quarter of 2021. This decrease was a result of increased revenue of $1.8 million and the resultant improvement of gross profit margins of $.4 million, offset by increased operating expenses of $.2 million. The increase in gross profit and gross profit margins was primarily the result of leveraging fixed costs on higher sales levels and product mix, which offset certain component cost increases and compensation costs. In addition, operating expenses increased due to higher employee-related costs to support our greater demand and marketing and engineering efforts.

For the six months ended June 30, 2022, revenue was $10.5 million as compared to $7.4 million for the same period in 2021, an increase of $3.1 million or 41.4%. Net loss for the six months ended June 30, 2022 was $1.8 million, or $.27 per diluted share, as compared to a net loss of $35,125 (which includes a $2.4 million gain on debt extinguishment from the forgiveness of CVD’s PPP loan), or $.01 per diluted share for the same period in 2021.

For the six months ended June 30, 2022, CVD’s operating loss decreased by $.8 million, to $1.9 million as compared to an operating loss of $2.7 million for the same period in 2021. This improvement was the result of increased revenue of $3.1 million and the resultant improvement of gross profit margins of $.8 million and decreased operating expenses of $.1 million. The increase in gross profit and gross profit margins was primarily the result of leveraging fixed costs on higher sales levels and product mix, which more than offset certain component cost increases and compensation costs.

Beginning in Q3 2021 and continuing to date, CVD has been impacted by increased costs on certain manufacturing material components, as well as delays in supply chain deliveries. These increases and delays may also impact CVD’s ability to recognize revenue and result in reduced gross profit margins in future quarters, extended manufacturing lead times and reduced manufacturing efficiencies. CVD is also seeing inflationary effects that have resulted in increased costs for labor and materials. CVD has placed orders with increased lead times to attempt to mitigate the manufacturing delays, and continues to assess other material suppliers in an effort to alleviate the potential cost impacts. In addition, CVD is utilizing its flexible in-house manufacturing to further mitigate potential delivery delays and material cost increases.

Thomas McNeill, Executive Vice President and Chief Financial Officer, said “The Company’s backlog at June 30, 2022 was $16.7 million as compared to $10.4 million at December 31, 2021, an increase of $6.3 million or 60.5%. This increase is due to the timing of the receipt of new orders for the six months ended June 30, 2022 of $16.7 million reduced by recognized revenue of $10.5 million. While the negative effects of the COVID-19 pandemic continue to impact the aerospace industry, generally in the form of reduced long distance travel and reduction of gas turbine engine sales, industry reports indicate improvement may begin to occur in the late 2022-2023 timeframe.”

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enabling tomorrow’s technologies™

Emmanuel Lakios, President and CEO, noted, “2022 continues to be a year of strong demand for our CVD equipment and the ‘electrification of everything’ is at the forefront of fueling our order growth. In the first half of 2022 ending June 30th, we have received orders of approximately $13 million for our CVD segment. The orders primarily consist of twenty-one (21) CVD/FirstNano systems compared to twenty-three (23) system orders for all of 2021. Of the twenty-one (21) system orders, fourteen (14) are for our recently announced PVT-150 system addressing SiC growth and processing, while the remainder of the system orders are for battery materials R&D and production, advance carbon-based capacitors, superconducting tape and for a legacy advanced R&D FirstNano product. The systems are planned for shipment over the next several quarters and into 2023. We continue to be affected by supply chain issues and we are taking measures to address the uncertainties caused by both the COVID-19 pandemic and the geopolitical instability in Eastern Europe. Our two key initiatives are, expanding our in-house production capabilities and partnering with key suppliers. Both are essential to our goal of self-reliance and will support our commitments to our customers.”

“Along with the CVD Board of Directors and all our loyal employees, we are committed to stay the course of our strategy to achieve profitability, with a focus on growth and return on investment. We look forward to communicating with you in our upcoming conference call.”

The Company will hold a conference call to discuss its results today at 5:00 pm (Eastern Time). To participate in the live conference call, please dial toll free (877) 407-2991 or International (201) 389-0925. A telephone replay will be available for 7 days following the call. To access the replay, dial (877) 660-6853 or international (201) 612-7415. The replay passcode is 13732170. A live and archived webcast of the call is also available on the company’s website at www.cvdequipment.com/events.

About CVD Equipment Corporation

CVD Equipment Corporation (NASDAQ: CVV) designs, develops, and manufactures a broad range of chemical vapor deposition, gas control, and other state-of-the-art equipment and process solutions used to develop and manufacture materials and coatings for research and industrial applications. This equipment is used by its customers to research, design, and manufacture these materials or coatings for aerospace engine components, medical implants, semiconductors, battery nanomaterials, solar cells, smart glass, carbon nanotubes, nanowires, LEDs, MEMS, and other applications. Through its application laboratory, the Company provides process development support and process startup assistance with the focus on enabling tomorrow’s technologies™. It’s wholly owned subsidiary CVD Materials Corporation provides advanced materials and metal surface treatments and coatings to serve demanding applications in the electronic, biomedical, petroleum, pharmaceutical, and many other industrial markets.

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enabling tomorrow’s technologies™

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by CVD Equipment Corporation) contains statements that are forward-looking. All statements other than statements of historical fact are hereby identified as “forward-looking statements, “as such term is defined in Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking information involves a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated by management. Potential risks and uncertainties include, among other factors, market and business conditions, the COVID-19 pandemic, the success of CVD Equipment Corporation’s growth and sales strategies, the possibility of customer changes in delivery schedules, cancellation of, or failure to receive orders, potential delays in product shipments, delays in obtaining inventory parts from suppliers and failure to satisfy customer acceptance requirements, and other risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor of the Private Securities Litigation Reform Act of 1995. The Company assumes no obligations to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise. Past performance in not a guaranty of future results.

For further information about this topic please contact:

Thomas McNeill, EVP & CFO

Phone: (631) 981-7081

Fax: (631) 981-7095                  Email: investorrelations@cvdequipment.com

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2022 and 2021

(In thousands)

	Three Months Ended			Six Months Ended
	2022	2021		2022	2021
Revenue	$5,808	$4,034		$10,461	$7,400
Gross profit	1,441	997		2,207	1,441
Operating expenses	2,298	2,080		4,074	4,143
Operating loss	(857)	(1,083)		(1,867)	(2,702)
Net (loss) income	(839)	1,470	(1)	(1,837)	(35	)(1)
Diluted (loss) income per share	$(0.12)	$0.22		$(.27)	$(.01)

(1)	CVD's net income (loss) for the three and six months ended June 30, 2021 includes a $2.4 million gain on debt extinguishment from the forgiveness of CVD's PPP loan.

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enabling tomorrow’s technologies™

CVD EQUIPMENT CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of June 30, 2022 and December 31, 2021

(In thousands)

	(unaudited)
	2022	2021
Assets
Current Assets
Cash and cash equivalents	$12,159	$16,651
Accounts receivable, net	2,572	1,446
Contract assets	4,256	2,538
Inventories, net	2,050	1,225
Taxes Receivable	-	716
Other current assets	529	494
Total Current Assets	$21,566	$23,070
Property, plant and equipment, net	12,335	12,261
Other assets	215	193
Total Assets	$34,116	$35,524

Liabilities and Stockholders' Equity
Current Liabilities	$6,576	$6,336
Total Stockholders’ Equity	27,540	29,188
Total Liabilities and Stockholders’ Equity	$34,116	$35,524

CVD earnings release should be read in conjunction with the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal year ended December 31, 2021.

www.cvdequipment.com | www.cvdmaterialscorp.com | www.stainlessdesign.com
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